UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 24, 2014

DAVITA HEALTHCARE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 24, 2014, DaVita HealthCare Partners Inc. (the “Company”) entered into a new $5.5 billion senior secured credit agreement by and among the Company, certain subsidiaries of the Company as guarantors, the lenders signatory thereto, Barclays Bank PLC and Wells Fargo Bank, National Association as co-syndication agents, Bank of America, N.A., Credit Suisse AG, Goldman Sachs Bank USA, J.P. Morgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and Suntrust Bank as co-documentation agents, and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent. The senior secured credit agreement provides for a $1 billion senior secured revolving credit facility maturing in June 2019, a $1.0 billion senior secured term loan A repayable in quarterly installments commencing in September 2014 with a final maturity in June 2019, and a $3.5 billion senior secured term loan B facility repayable in quarterly installments commencing in September 2014 with a final maturity in June 2021.

Loans made under the revolving facility and the term facilities will bear interest at a rate based on a London Interbank Offered Rate (LIBOR) rate (which will, with respect to the term loan B facility, be subject to a floor of 0.75%) or the Prime Rate, in each case plus a margin. For the revolving credit facility and the term loan A the margin is 1.75% over LIBOR and 0.75% over the Prime Rate, as the case may be. For the term loan B the margin is 2.75% over LIBOR and 1.75% over the Prime Rate, as the case may be. The margin for the revolving credit facility and the term loan A is subject to leverage-based adjustments.

The senior secured credit agreement contains financial and operating covenants. The financial covenant is a maximum leverage ratio. Operating covenants include limitations on the Company’s ability to incur additional indebtedness, grant liens on assets, make significant asset dispositions and investments and pay dividends.

All obligations under the senior secured credit agreement are, subject to certain exceptions, guaranteed by certain of the Company’s domestic subsidiaries and secured by substantially all of the tangible and intangible assets of the Company and such guarantors.

The Company and its affiliates may from time to time engage certain of the lenders under the senior secured credit facility to provide other banking and financial services.

Item 1.02. Termination of a Material Definitive Agreement

In connection with entering into the new senior secured credit agreement, on June 24, 2014, the Company terminated its existing Credit Agreement, dated as of October 20, 2010 (as amended, the “Prior Credit Agreement”) among the Company, the guarantors party thereto, and the lenders party thereto and related agreements and documents. As of March 31, 2014, the Prior Credit Agreement consisted of a $350,000,000 revolving line of credit (none of which was outstanding), a $762,500,000 Term Loan A, a $1,265,625,000 Term Loan A-3, a $1,693,125,000 Term Loan B and a $1,629,375,000 Term Loan B-2. The Term Loan A and the Term Loan A-3 bore interest at LIBOR plus an interest rate margin of 2.50% for the Term Loan A and 2.25% for the Term Loan A-3, the Term Loan B bore interest at LIBOR plus a margin of 3.00%, and the Term Loan B-2 bore interest at LIBOR plus a margin of 3.00% (subject to a floor of 1.50% in the case of Term Loan B and a floor of 1.00% in the case of Term Loan B-2). A portion of the proceeds from the new senior secured credit agreement was used to repay in full all amounts outstanding under the Prior Credit Agreement on the date of termination. The Company and its affiliates may from time to time engage certain of the lenders under the Prior Credit Agreement to provide other banking and financial services.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01. Other Events

As previously reported, on June 4, 2014, the Company commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of its 6-3/8% Senior Notes due 2018 (the “2018 Notes”). As of 5:00 p.m., New York City time, on June 23, 2014 approximately $483 million of the 2018 Notes had been tendered pursuant to the Tender Offers. On June 24, 2014, the Company delivered the applicable notices providing for the redemption on July 24, 2014 (the “Redemption Date”) of all the 2018 Notes not tendered pursuant to the Tender Offer. The redemption price for the 2018 Notes will be 104.781% of the principal amount thereof, plus accrued and unpaid interest on the 2018 Notes to, but not including, the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA HEALTHCARE PARTNERS INC.

Date: June 25, 2014	By:	/s/ Kim M. Rivera
Kim M. Rivera
Chief Legal Officer